UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 24, 2025

Date of Report (Date of earliest event reported)

Limitless X Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-56453	81-1034163
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9777 Wilshire Blvd., #400 Beverly Hills, CA	90212
(Address of principal executive offices)	(Zip Code)

(855) 413-7030

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 24, 2025, Limitless Films, Inc. (“Lender”), a subsidiary of Limitless X Holdings Inc. (the “Company”) entered into a Bridge Loan Agreement with a film producer (the “Borrower”) to finance part of the pre-production budget for Borrower’s upcoming film (the “Picture”) with an A-list actor. The Lender agreed to loan to Borrower on a secured basis one million dollars ($1,000,000) in order for Borrower to meet its cash flow requirements for the Picture (the “Loan”). Under the Bridge Loan Agreement, an affiliate of the Company and Lender, EM1 Capital LLC, solely owed and managed by Jaspreet Mathur, the Company’s Chief Executive Officer, Chairman of the Company’s board of directors, and a significant shareholder, advanced the Loan to Borrower pursuant to the terms of the Bridge Loan Agreement.

The Loan bears an interest rate of twelve and one-half percent (12.5%) per annum from the date that the Loan funds were received by Borrower. The maturity date on the Loan is the earlier of (i) the first day of principal photography of the Picture, or (ii) December 15, 2025. The Bridge Loan Agreements grants Lender a security interest in Borrower’s copyright interest in the Picture and the screenplay.

The foregoing is only a summary of the Bridge Loan Agreement and is qualified in its entirety by reference to the full text of the Bridge Loan Agreement, which will be attached as an exhibit to a future periodic report of the Company or other filing with the Securities and Exchange Commission as certain information has been redacted pursuant to the parties’ intention under the Bridge Loan Agreement for such information to remain confidential until the Borrower has publicly announced the Picture in accordance with industry standards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Limitless X Holdings Inc.

Date:	January 30, 2025	By:	/s/ Jaspreet Mathur
		Name:	Jaspreet Mathur
		Title:	Chief Executive Officer